Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT
BETWEEN INFORMAX, INC. AND AMERICAN STOCK TRANSFER &
TRUST COMPANY, AS RIGHTS AGENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 15th day of October, 2002, by and between INFORMAX, INC., a Delaware corporation (the “Company”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Rights Agent’).

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of June 4, 2001 (the “Rights Agreement”) specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company, Invitrogen Corporation, a Delaware corporation (“Parent”) and Babcock, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Purchaser will commence a tender offer within the meaning of the Securities Exchange Act of 1934, as amended, for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (including the Rights attached thereto) (the “Offer”) and (ii) if the Offer is consummated pursuant to the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), and the Company will survive the Merger as a wholly owned subsidiary of Parent;

     WHEREAS, the Board of Directors of the Company has determined it in the best interest of the Company’s stockholders to amend the Rights Agreement as set forth in this Amendment to ensure that neither the approval, execution, delivery or performance of the Merger Agreement, the public disclosure of the Offer, the Merger Agreement and the transactions contemplated thereby, nor the commencement or consummation of Offer, the Merger or any of the transactions contemplated by the Merger Agreement will cause Parent, Purchaser or any of their “Affiliates” or “Associates” (as each such term is defined in the Rights Agreement) to become an “Acquiring Person” (as defined in the Rights Agreement) or to otherwise give rise to a “Stock Acquisition Date,” or trigger the Rights;

     WHEREAS, the Company has delivered to the Rights Agent the appropriate certificate in accordance with Section 27 of the Rights Agreement;

     WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement; and

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and the in the Rights Agreement, the parties hereby agree as follows:

      Section 1.      Amendments to Rights Agreement.

      (a)       Section 1(a) of the Rights Agreement, the definition of “Acquiring Person,” is hereby amended by adding the following new paragraph at the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Invitrogen Corporation (“Parent”), Babcock, Inc., a wholly owned subsidiary of Parent (“Purchaser”), nor any of their Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, Stock Acquisition Date or any Triggering Event shall be deemed to occur, in each such case, in connection with or as a result of the approval, execution, delivery or performance of the Agreement and Plan of Merger dated as of October 15, 2002, including any amendment or supplement thereto (the “Merger Agreement”), among Parent, Merger Sub and the Company, or by the announcement, commencement or consummation of the Offer or the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.”

     (b)       Section 1(bb) of the Rights Agreement, the definition of “Stock Acquisition Date,” is hereby amended by adding the following new paragraph at the end of Section 1(bb):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by reason of the approval, execution, delivery or performance of the Merger Agreement, or by the announcement, commencement or consummation of the Offer or the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement.”

     (c)       Section 1(dd) of the Rights Agreement, the definition of “Triggering Event,” is hereby amended by adding the following new paragraph at the end of Section 1(dd):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Triggering Event shall not be deemed to have occurred by reason of the approval, execution, delivery or performance of the Merger Agreement, or by the announcement, commencement or consummation of the Offer or the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement.”

     (d)       Section 3(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 3(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Distribution Date shall not be deemed to have occurred by reason of the approval, execution, delivery or performance of the Merger Agreement, or by the announcement, commencement or consummation of the Offer or the Merger (each as defined in the Merger Agreement) or the execution of the other documents or consummation of the other transactions contemplated by the Merger Agreement.”

     (e)       Section 7(a) of the Rights Agreement is hereby amended by replacing the word “or” that appears immediately prior to the symbol “(iii)” with a common and deleting the parenthetical contained at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

“, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”)

     Section 2.       Miscellaneous.

     (a)       Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

     (b)       If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (c)       This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

     (d)       This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of October 15, 2002.

INFORMAX, INC.

By: /S/ Andrew P. Whiteley Name: Andrew P. Whiteley Title: Chairman, Chief Executive Officer and President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: /s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President